March 10, 2010
Medium-Term Notes, Series D
No. 2010-MTNDD503
relating to Preliminary Pricing Supplement No. 2010-MTNDD503 dated March 10, 2010 to Registration Statement Nos. 333-157386 and 333-157386-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Jump Securities Based on the S&P 500® Index due March 28, 2012
The Jump Securities offer the opportunity for investors to earn a return based on the performance of the S&P 500® Index.  Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of 100% of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 18% to 20%, which we refer to as the upside payment, if the index value on the valuation date is, at all, above the initial index value. If, on the other hand, the index value on the valuation date is at or below the initial index value, you will receive for each $10 stated principal amount of securities that you hold, a payment that is equal to or less than the stated principal amount of $10 by an amount that is proportionate to any percentage decrease from the initial index value. This amount may be significantly less than the stated principal amount of the securities and may be zero. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	March , 2010 (expected to price on or about March 23, 2010, or if such day is not a scheduled index business day, the next succeeding scheduled index business day)
Original issue date:	March , 2010 (three business days after the pricing date)
Maturity date:	March 28, 2012
Underlying index:	S&P 500® Index
Payment at maturity:
If final index value is greater than initial index value,
$10 + the upside payment
If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.

Upside payment:
$1.80 to $2.00 per security (18% to 20% of the stated principal amount) to be determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.80 to $12.00 per security.

Initial index value:	The closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Valuation date:	March 23, 2012, subject to postponement for non-index business days and certain market disruption events.
Index performance factor:	final index value / initial index value
CUSIP:	17314V437
ISIN:	US17314V4370
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to Public	Underwriting Fee(1)	Proceeds to Issuer
Per Security	$10.00	$0.225	$9.775
Total	$	$	$
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.225 for each security they sell. See “Fees and selling concessions” on page 6. For additional information, see “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement filed on March 10, 2010:
http://www.sec.gov/Archives/edgar/data/831001/000095010310000712/dp16774_424b2.htm
Prospectus Supplement filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm
Prospectus filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Jump Securities Based on the S&P 500® Index due March 28, 2012

Investment Overview

The Jump Securities
The Jump Securities based on the S&P 500® Index due March 28, 2012 can be used:

▪	As an alternative to direct exposure to the underlying index that provides a fixed positive return if the underlying index appreciate in value at all

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario

The securities are exposed on a 1:1 basis to the negative performance of the S&P 500® Index.

Maturity:	2 years
Upside payment:	$1.80 to $2.00 (18% to 20% of the stated principal amount)
Principal protection:	None

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on March 9, 2010:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,140.45
52 Weeks Ago (on 3/9/2009):	676.53
52 Week High (on 1/19/2010):	1,150.23
52 Week Low (on 3/9/2009):	676.53

S&P 500® Index Historical Performance – Daily Closing Values January 3, 2005 to March 9, 2010

March 2010	Page 2

Jump Securities Based on the S&P 500® Index due March 28, 2012

Key Investment Rationale

Investors will receive a positive return on the securities if the index value on the valuation date is above the initial index value.
Payment Scenario 1
The final index value is greater than the initial index value.  In this scenario, each security redeems for $11.80 to $12.00 per security (118.00% to 120.00% of the stated principal amount), as determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.80 to $12.00 per security, and your return may be less than if you invested in the underlying index directly.

Payment Scenario 2
The final index value is less than or equal to the initial index value.  In this scenario, each security redeems for less than the stated principal amount of $10 by an amount proportionate to the decrease in the value of the underlying index from the initial index value.  There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is fixed and limited.

▪
The market price of the securities will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the component stocks of the underlying index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	Investing in the securities is not equivalent to investing in the underlying index.

▪
The securities are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Economic interests of the calculation agent, an affiliate of the issuer, may be adverse to investor interests.

▪	Hedging and trading activity could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are unclear.

March 2010	Page 3

Jump Securities Based on the S&P 500® Index due March 28, 2012

Fact Sheet

The securities offered are senior unsecured obligations of Citigroup Funding, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, if the final index value is greater than the initial index value an investor will receive for each $10 stated principal amount of securities that the investor holds, the $10 stated principal amount and a fixed return equal to the upside payment.  However, if the final index value is less than or equal to the initial index value, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease of the final index value from the initial index value.  The securities are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Senior Notes program.  Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
March , 2010 (expected to price on or about March 23, 2010, or if such day is not a scheduled index business day, the next succeeding scheduled index business day)	March , 2010 (three business days after the pricing)	March 28, 2012, subject to postponement due to a market disruption event
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Issue price:	$10 per security
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final index value is greater than the initial index value,
$10 + the upside payment
If the final index value is less than or equal to the initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.

Upside payment:
$1.80 to $2.00 per security (18% to 20% of the stated principal amount) to be determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.80 to $12.00 per security.

Initial index value:	The closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Valuation date:	March 23, 2012, subject to postponement for non-index business days and certain market disruption events.
Index performance factor:	(final index value / initial index value)
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed until the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 9.
Clearing and settlement:	DTC

March 2010	Page 4

Jump Securities Based on the S&P 500® Index due March 28, 2012

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	17314V437
ISIN:	US17314V4370
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing the securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of the securities.  Special rules apply to non-U.S. investors who are present in the United States for 183 days or more in a taxable year or whose gain on the securities is effectively connected with a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the securities by taking positions in stocks of the underlying index, futures and options contracts on the underlying index, any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value, and, therefore, increase the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further

March 2010	Page 5

Jump Securities Based on the S&P 500® Index due March 28, 2012

information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
ERISA and IRA considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the securities as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the securities or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $0.225 from Citigroup Funding for each security sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.225 for each security they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the securities, either directly or indirectly. See “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

March 2010	Page 6

Jump Securities Based on the S&P 500® Index due March 28, 2012

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$1.90 (19% of the stated principal amount)
Minimum payment at maturity:	None
Principal protection:	None

Jump Securities Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $1.90 per security.  In the payoff diagram above, an investor will receive $11.90 per security, the stated principal amount plus the hypothetical upside payment, at any final index value greater than the initial index value.

▪
Where the final index value is less than or equal to the initial index value, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease from the initial index value. For example, if the closing value of the underlying index has decreased by 25%, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

March 2010	Page 7

Jump Securities Based on the S&P 500® Index due March 28, 2012

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10    +    Upside Payment

The upside payment will be $1.80 to $2.00 per security, to be determined on the pricing date.

If the final index value is less than or equal to the initial index value:

$10    ×   Index Performance Factor

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

March 2010	Page 8

Jump Securities Based on the S&P 500® Index due March 28, 2012

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-6 of the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the value of the underlying index.

▪
The appreciation potential of the securities is fixed and limited.  Where the final index value is greater than the initial index value, the appreciation potential of the securities is limited to the fixed upside payment of $1.80 to $2.00 per security (18% to 20% of the stated principal amount) even if the final index value is significantly greater than the initial index value.  The actual upside payment will be determined on the pricing date.  See “How the Jump Securities Work” on page 7 above.

▪
Volatility of the underlying index. Historically, the value of the underlying index has been volatile. From January 3, 2005 to March 9, 2010, the closing value of the underlying index has been as low as 676.53 and as high as 1,565.15. The volatility of the value of the underlying index may result in you receiving at maturity an amount less than the stated principal amount of your investment in the security.

▪
Potential for a lower comparable yield. The securities do not pay any periodic interest. As a result, if the final index value does not increase from the initial index value, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness.  Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

▪
The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield of the component stocks of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. You may receive less, and possibly significantly less, than the stated principal amount of the securities if you try to sell your securities prior to maturity.

▪
Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the

March 2010	Page 9

Jump Securities Based on the S&P 500® Index due March 28, 2012

price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
Economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.  As calculation agent, Citigroup Global Markets will determine the initial index value and final index value, the index performance factor and calculate the amount of cash, if any, you receive at maturity.  Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event, or discontinuance of the Dow Jones U.S. Real Estate Index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities.  Citigroup Global Markets, the calculation agent, is our affiliate.  Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Citigroup Global Markets and some of our other affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we price the securities for initial sale to the public could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  In addition, as described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

March 2010	Page 10

Jump Securities Based on the S&P 500® Index due March 28, 2012

Information about the S&P 500® Index

General. Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this offering summary, including its composition, method of calculation and changes in components, from Standard & Poor’s (“S&P”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of March 9, 2010, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of March 9, 2010, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.00%), Consumer Staples (11.37%), Energy (11.18%), Financials (16.12%), Health Care (12.36%), Industrials (10.30%), Information Technology (19.91%), Materials (3.46%), Telecommunication Services (2.82%) and Utilities (3.48%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE SECURITIES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index. On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

▪	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

▪	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

▪
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of

March 2010	Page 11

Jump Securities Based on the S&P 500® Index due March 28, 2012

the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all S&P 500® component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index.

The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

License Agreement. S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the securities.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary.

“The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the securities. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this offering summary regarding the S&P 500® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

March 2010	Page 12

Jump Securities Based on the S&P 500® Index due March 28, 2012

Historical Information
The following table sets forth the published high and low closing values as well as the end-of-quarter closing values of the underlying index for each quarter in the period from January 3, 2005 through March 9, 2010.  The closing value of the underlying index on March 9, 2010 was 1,140.45.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical closing values of the underlying index as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.
S&P 500® Index	High	Low	Period End
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter (through March 9, 2010)	1,150.23	1,056.74	1,140.45

©2010 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2010	Page 13